TelUPay Signs RE-SELLER Agreement With Alap Communication Ltd., To Provide Mobile Micro-Finance Solutions In Bangladesh

TelUPay International Inc. (OTCQB: TLPY) - Providing secure mobile banking and payment solutions for the developing world

NEW YORK, Nov. 3, 2014 /PRNewswire/ -- TelUPay International Inc. (OTCQB: TLPY) through its Dubai subsidiary, TelUPay (M.E) FZE, signed a RE-SELLER agreement with Alap Communication Ltd., to deliver secure mobile collection technologies for Bangladeshi micro-finance companies. The Grameen Foundation along with the Grameen Bank, pioneered micro-finance back in the 1990's providing millions of Bangladeshis the ability to fund private businesses resulting in millions of families overcoming poverty. The founder, Professor Muhammad Yunus of the Grameen Bank, received the Nobel Peace Prize in 2006 for micro-finance.

TelUPay will provide a similar system it designed for CARD Bank in the Philippines for micro-loan collection and will also provide its full range of mobile banking, payment and remittance platforms, offering the Bangladeshi people a wide range of financial services including: micro-loan collection, balance inquiries, fund transfers, domestic and international remittances, mobile airtime purchases and numerous other mobile banking and payment services.

"We are very pleased to have found such an excellent partner in Bangladesh to promote and sell our mobile financial services," states Mr. Adrian Ansell, CEO of TelUPay. "The micro-loan collection service will dramatically reduce costs and simplify (automate) the collection of loans allowing micro-finance companies in Bangladesh to rapidly expand their service."

"The customized micro-loan collection system developed by TelUPay is a breakthrough in mobile financial services technology," states Mr. Zain Omar, Managing Director of Alap Communication Ltd. "We have been aware of TelUPay for several years and we are delighted to finally have the opportunity to offer their premium quality technologies to the Bangladeshi people."

About Alap Communication Ltd.

Alap Communication Ltd. provides cutting edge, scalable, telecommunication services including secure data, voice and video services. Alap employs fiber optics, LOS wireless and NLOS Wi-Max technologies to extend its services. Alap and its related companies, Tackyon Ltd., and Access Telecom (BD) Ltd., have an ISP (Internet Service Provider) license, IP Telephony License and 3.5 GHz spectrum license.

Source: http://www.alapcom.com/about_alap.php

About TelUPay International Inc.

TelUPay has developed the next generation of secure mobile banking/payments technology (MBPS) designed for banks, mobile operators, credit card companies, micro-finance and other financial institutions. TelUPay offers customized services and continuously develops new applications that drive new revenue streams for its clients. TelUPay's bank-grade MBPS uses the most secure encryption technology available for both the bank and the end-user. Services include fund transfers, P2P remittances both domestically and internationally, bill payments, merchant payments, mobile airtime purchases, balance inquiries and a host of other services designed to provide the ultimate convenience to the consumer at the lowest possible cost.

Telupay International Inc. is incorporated in Nevada USA, with operations in the Philippines, Indonesia, Peru, Bangladesh, the UK, Guam and Micronesia.

For more information visit www.telupay.com.